                                                                    EXHIBIT 23.1

                          Independent Auditors' Consent


The Board of Directors
Genesis HealthCare Corporation:

     We consent to the use of our reports dated September 30, 2003, with respect to the combined balance sheets of Genesis HealthCare Corporation (the "Company") as of September 30, 2002 and 2001, and the related combined statements of operations, owner's equity (deficit), and cash flows for each of the years in the three year period ended September 30, 2002, and the related financial statement schedule, incorporated herein by reference.

     Our reports contain an explanatory paragraph that states that the Company has restated the combined statements of operations, owner's equity (deficit) and cash flows for each of the years in the two year period ended September 30, 2001.

     Our reports also contain an explanatory paragraph that refers to a change in accounting for the costs of start-up activities effective October 1, 1999.

     Our reports also contain an explanatory paragraph that states that the Company adopted the provisions of Statement of Financial Accounting Standards No. 145 with regard to accounting for extinguishment of debt effective October 1, 2002.

     In addition, our reports contain an explanatory paragraph that states that on October 2, 2001 the Company consummated a Joint Plan of Reorganization (the "Plan") which had been confirmed by the United States Bankruptcy Court. The Plan resulted in a change in ownership of the Company and, accordingly, effective September 30, 2001 the Company accounted for the change in ownership through "fresh-start" reporting. As a result, the combined information prior to September 30, 2001 is presented on a different cost basis than that as of and subsequent to September 30, 2001 and, therefore, is not comparable.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 9, 2003